UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☑	Definitive information statement.

CLEARWATER INVESTMENT TRUST
(Name of Registrant as Specified in Its Charter)

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Exchange Act Rules 14c-5(g) and 0-11.

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Clearwater Investment Trust
30 East 7th Street
St. Paul, Minnesota 55101-4930

August 26, 2020

Dear Shareholder,

In a supplement to the prospectus of the Clearwater Small Companies Fund (the “Fund”) dated June 22, 2020, and sent to you shortly thereafter, the Clearwater Investment Trust described the hiring of one subadviser to the Fund. The hiring of Parametric Portfolio Associates LLC (“Parametric”) was approved by the Clearwater Investment Trust Board of Trustees on June 18, 2020.

We are now providing to you what is commonly referred to as an “Information Statement,” which provides you with additional information regarding Parametric, as well as the factors considered by the Board of Trustees in approving the subadvisory agreement with the firm.

This Information Statement does not require any action by you as a shareholder, but I encourage you to read this material and inform your Client Advisor or Financial Manager at Fiduciary Counseling, Inc. if you have any questions.

Sincerely,

Justin H. Weyerhaeuser
President and Treasurer
Clearwater Investment Trust

Clearwater Investment Trust
Clearwater Small Companies Fund
August 26, 2020
Information Statement Regarding New Investment Subadvisory Agreement with
Parametric Portfolio Associates LLC

This Information Statement is being furnished on behalf of the Board of Trustees (the “Trustees”) of the Clearwater Investment Trust (the “Trust”) to inform shareholders of the Clearwater Small Companies Fund (the “Fund”) as to the hiring of a new subadviser of the Fund. In connection with the hiring of the new subadviser, the Trustees approved a new subadvisory agreement among the Trust, Clearwater Management Co., Inc. (“CMC”), and Parametric Portfolio Associates LLC (“Parametric”) (the “Parametric Agreement”). The hiring of Parametric was approved by the Trustees upon the recommendation of CMC, which serves as investment adviser to the Fund. The hiring of this subadviser by the Trustees was done without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “Commission”) granted to the Trust and CMC on November 14, 2001 (the “Exemptive Order”).

This Information Statement is being mailed on or about August 26, 2020, to shareholders of record of the Fund as of August 25, 2020. This Information Statement requires NO ACTION from you as a shareholder.

INTRODUCTION

CMC is the investment adviser to the series of the Trust, including the Fund. CMC and the Fund’s Trustees have delegated responsibility for managing the assets in the Fund’s investment portfolio to certain subadvisers. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that shareholders of a mutual fund approve investment advisory or subadvisory agreements to the mutual fund. However, the Exemptive Order permits the Trust and CMC, subject to certain conditions, and subject to approval by the Trustees, to hire unaffiliated subadvisers without shareholder approval. Therefore, CMC and the Trust may hire or replace subadvisers to the Fund that are unaffiliated with the Trust or CMC without shareholder approval. CMC and the Trust may also materially amend subadvisory agreements without obtaining shareholder approval.

Consistent with the Exemptive Order, at a meeting held on June 18, 2020, the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust or of CMC, as defined under the 1940 Act (collectively, the “Independent Trustees”), approved the Parametric Agreement. As discussed later in this Information Statement, the Trustees carefully considered the subadvisory arrangement and concluded that the approval of the agreement was in the best interests of the Fund and its shareholders.

As a condition to relying on the Exemptive Order, the Trust and CMC are required to furnish the Fund’s shareholders with information about Parametric within ninety days from the date on which it was hired. This Information Statement is intended to provide such information, as well as additional details of the Parametric Agreement.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE ADVISER

CMC is a privately-owned corporation organized under the laws of the State of Minnesota, and is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). CMC serves as the Fund’s investment adviser pursuant to the management contract between the Fund and CMC, dated March 1, 1998 and as amended time to time. CMC has been in the investment management business since 1987. CMC’s address is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101. Pursuant to the Exemptive Order, subject to the approval of the Trustees, CMC may select subadvisers to serve as portfolio managers of the funds it manages or materially modify an existing subadvisory agreement without obtaining shareholder approval of a new or amended subadvisory agreement. CMC has ultimate responsibility to oversee and to recommend the hiring, termination and replacement of any subadviser. As a result, CMC selects and supervises subadvisers for the Fund and administers the Fund’s business operations. Under its management contract with the Fund, CMC is also responsible for paying directly all expenses of the Fund other than commissions and other charges related to the purchase and sale of portfolio securities and other assets, taxes, interest and extraordinary expenses, including without limitation litigation expenses. Pursuant to the management contract, the Trust compensates CMC for these services to the Fund by paying CMC an annual advisory fee of 1.35% of the average daily net assets under management. As of the date of this Information Statement, CMC is voluntarily waiving a portion of its annual advisory fee, and is being compensated at the rate of 0.95% of the average daily net assets under management.

William Driscoll is CMC’s Chairman, President and Treasurer and also serves as a director of CMC. Courtland B. Cunningham is CMC’s Vice President and Secretary and also serves as a director of CMC. The other directors of CMC are: Elizabeth D. Hlavka, Samuel B. Carr, Jr., Catherine L. Weyerhaeuser, Frank W. Piasecki, Daniel C. Titcomb, Vivian W. Day, Michael J. Slocum, Richard W. Middleton, and Gregory W. Piasecki (non-voting). Karen P. Rau is Chief Compliance Officer of CMC. The address of each director and officer is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101.

INFORMATION ABOUT PARAMETRIC AND THE TERMS OF THE PARAMETRIC AGREEMENT

Parametric is an investment adviser registered under the Advisers Act. Parametric was organized in 1987. Parametric’s principal office is located at 800 Fifth Avenue, Suite 2800, Seattle, Washington 98104. Parametric is a wholly-owned indirect subsidiary of Eaton Vance Corp., a publicly held company that is traded on the New York Stock Exchange under the ticker symbol EV.

Parametric was approved by the Trustees to serve as a subadviser to the Fund at a meeting of the Trustees held on June 18, 2020. Parametric is not affiliated with CMC or the Trust. Parametric will perform its duties and provide services subject to the oversight and supervision of CMC.

The Parametric Agreement was approved by the Trustees on June 18, 2020 and has an initial term of two years from the effective date. Thereafter, continuance of the Parametric Agreement shall be subject to the specific approval, at least annually, of a vote of the majority of outstanding voting securities (as that term is defined in the 1940 Act) of the Fund, or by the Trustees, as well as the approval by a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval.

Under the Parametric Agreement, Parametric will act as investment subadviser for that portion of the assets of the Fund that CMC determines to allocate to Parametric from time to time. As investment subadviser, Parametric will, among other things, determine what securities should be purchased and sold and what portion of such assets should be held in cash or cash equivalents or other assets and monitor on a continuing basis the performance of the portfolio securities of the allocated assets.

Fees payable to Parametric under the Parametric Agreement, are calculated and accrued monthly based upon the month-end net assets of the Fund under Parametric’s management and are paid quarterly by CMC. Parametric is compensated out of the fees CMC receives from the Fund. CMC will pay an annual 0.10% fee based on the Fund’s month-end net assets under Parametric’s management.

Parametric does not provide similar advisory services to other registered investment companies.

The Parametric Agreement requires that Parametric assist CMC and the Trust in complying with the Trust’s obligations under Rule 38a-1 of the 1940 Act. As part of this requirement, Parametric is responsible for providing information about Parametric’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act to the Trust’s chief compliance officer, as well as reports on any material changes to, or material deficiencies in, that compliance program.

The Parametric Agreement also states that in selecting brokers or dealers and in placing orders for the purchase or sale of portfolio securities, Parametric is directed at all times to seek the most favorable execution and net price available. Parametric may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. Further, Parametric is authorized to place orders for the purchase and sale of securities for the Fund with brokers consistent with the requirements of Section 28(e) of the Securities Exchange Act of 1934 and applicable regulatory guidance, subject to review by the Trust’s Trustees from time to time with respect to the extent and continuation of this practice.

The Parametric Agreement states that in the absence of willful misfeasance, bad faith or gross negligence on the part of Parametric, or of reckless disregard of its obligations and duties under the Parametric Agreement, Parametric shall not be subject to, and shall be held harmless from, any liability to CMC, the Trust, to any shareholder of the Fund, or to any person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

The Parametric Agreement provides that the records maintained by Parametric for the Fund are the property of the Trust. Parametric agrees to surrender promptly to the Trust any of such records upon the Trust’s or CMC’s request. The Parametric Agreement requires the subadviser to maintain records in accordance with Rule 31a-1 under the 1940 Act and Rule 204-2 under the Advisers Act for the period specified in Rule 31a-2 under the 1940 Act and Rule 204-2 under the Advisers Act, respectively.

The Parametric Agreement provides that Parametric will vote all proxies solicited by or with respect to the issuers of securities held by the Fund in accordance with Parametric’s Proxy Voting Policy and applicable fiduciary obligations.

The names and principal occupations of the principal executive officers of Parametric are listed below. The address of each principal executive officer is 800 Fifth Avenue, Suite 2800, Seattle, Washington 98104.

Name	Title

Brian D. Langstraat	Chief Executive Officer and Manager

Randall S. Hegarty	Chief Compliance Officer

Thomas Lee	Chief Investment Officer

Laurie G. Hylton	Treasurer

Ranjit Kapila	Chief Technology Officer and Head of Operations

Frederick S. Marius	Chief Legal Officer and Secretary

APPOINTMENT OF PARAMETRIC AS SUBADVISER TO THE FUND

At the meeting on June 18, 2020, the Trustees approved the appointment of Parametric as subadviser to the Fund. Kennedy Capital Management, Inc., Cooke & Bieler, L.P. and Pzena Investment Management LLC will continue to serve as subadvisers to the Fund.

CMC’S RECOMMENDATION AND THE TRUSTEES’ DECISION REGARDING PARAMETRIC

CMC recommended to the Trustees that they approve the Parametric Agreement with respect to the Fund. CMC made the recommendation based upon, among other factors: the qualifications and performance of Parametric’s investment team, Parametric’s investment process and the belief that its investment strategies will complement the strategies of the Fund’s other subadvisers.

During a meeting on June 18, 2020, the Trustees received a presentation from CMC discussing Parametric’s investment philosophy and process, past performance, subadvisory experience, investment team and organizational structure. The Trustees noted that Parametric currently serves as a subadviser for the Clearwater Core Equity Fund (the “Core Equity Fund”) and the Clearwater International Fund (the “International Fund”). Similar to the strategy utilized for the Core Equity Fund and the International Fund, Parametric will manage its portion of the Fund’s assets using a passive management strategy to seek investment results that track, before fees and expenses, the investment results of the S&P SmallCap 600® Index as closely as possible without requiring the Fund to realize taxable gains.

In advance of the meeting on June 18, 2020, the Trustees received written information that included: information as to the proposed allocation of assets among the Fund’s subadvisers, and a summary of information regarding Parametric, including its investment professionals, process, philosophy, portfolio construction, past performance and proposed subadvisory fees. In addition, at the meeting on March 6, 2020, the Trustees received information from the Trust’s Interim Chief Compliance Officer as to her review of Parametric’s Code of Ethics, Form ADV and compliance program.

At the June 18, 2020 meeting, counsel to the Fund and Trustees reviewed with the Trustees the various factors relevant to their consideration of the Parametric Agreement and the Trustees’ responsibilities related to their review. The Trustees reviewed and analyzed a number of factors that the Trustees deemed relevant with respect to the Parametric Agreement. These factors included: the nature, quality, and extent of the services to be provided to the Fund by Parametric; Parametric’s investment process; Parametric’s historical performance record for its S&P 600® tax-managed index-tracking strategy; the qualifications and experience of the investment professionals who would be responsible for the management of their allocation of the Fund’s assets; and Parametric’s overall resources. The Trustees considered that they are familiar with Parametric through their oversight of the Core Equity Fund and International Fund.

No single factor determined whether or not the agreement would be approved but rather the totality of factors considered was determinative. Following an analysis and discussion of the factors described below, the Trustees, including all of the Independent Trustees, approved the Parametric Agreement.

Nature, Extent, and Quality of Services Provided: The Trustees considered the specific investment processes Parametric would use in managing its allocation of the Fund’s assets. The Trustees looked at the qualifications of Parametric’s investment team who would be responsible for managing its allocation of the Fund’s assets. The Trustees concluded that the nature, extent, and quality of the subadvisory services expected to be provided by Parametric were appropriate for the Fund.

Investment Performance: The Trustees discussed Parametric’s performance record for the strategy it would use in managing its allocation of the Fund’s assets as compared to its strategy benchmark, the S&P SmallCap 600® Index, and the Fund’s benchmark, the Russell 2000® Index. The Trustees noted that the strategy’s performance was in line with expectations for the period since its inception at the beginning of 2014. The Trustees concluded that this data supported the decision to approve the Parametric Agreement.

Subadvisory Fee: The Trustees evaluated the proposed subadvisory fee rate, which was negotiated at arm’s length by CMC. The Trustees noted that the fee rate was the same as that charged by Parametric with respect to the Core Equity Fund and the International Fund. The Trustees also noted that CMC, not the Fund, would pay the subadvisory fee to Parametric. The Trustees concluded that the proposed subadvisory fee rate was reasonable given the nature, extent and quality of the subadvisory services to be performed by Parametric.

Benefits to the Subadviser: The Trustees considered the ancillary benefits that could accrue to Parametric due to its relationship with the Fund and noted that the relationship would be limited to the provision of subadvisory services. The Trustees concluded that no significant ancillary benefits would result from the Parametric Agreement.

Profitability: The Trustees considered that Parametric is an independent firm and that the subadvisory fee to be charged is the result of arm’s length bargaining between Parametric and CMC.

Economies of Scale: The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Parametric and that the Trustees consider on an annual basis whether economies of scale might be realized by CMC as the Fund’s assets grow and whether there also might be benefits from such growth for the Fund’s shareholders.

Other Considerations: The Trustees considered CMC’s judgment and recommendation that adding Parametric as a subadviser would add value to the Fund’s shareholders and would be complementary to the Fund’s other subadvisers.

Conclusion: After full consideration of the factors described above along with other information, with no single factor identified as being of paramount importance, the Trustees, including all of the Independent Trustees, concluded that the approval of the Parametric Agreement was in the best interests of the Fund and its shareholders and approved the Parametric Agreement, with the proposed fee to be paid by CMC out of its management fee.

GENERAL INFORMATION

Fund Custodian and Accounting Services Agent: The Fund’s Custodian and Accounting Services Agent is The Northern Trust Company, which is located at 50 South LaSalle Street, Chicago, Illinois 60603. The Trust, on behalf of the Fund, entered into a Custody Agreement and a Fund Administration and Accounting Services Agreement, each dated as of December 3, 2010 and amended April 27, 2012, pursuant to which The Northern Trust Company provides various services for the Fund, including custody, accounting, maintenance of certain Fund records, and calculation of the Fund’s net asset value.

Principal Underwriting Arrangements: The Fund does not have a Principal Underwriter.

Affiliated Brokerage Transactions: For the fiscal year ended December 31, 2019, the Fund did not pay any commission to any affiliated brokers.

Record or Beneficial Ownership: As of June 30, 2020, the fund had 22,518,935.4190 total shares outstanding and no persons or entities owned 5% or more of the outstanding shares of the Fund.

As of June 30, 2020, the executive officers and Trustees of the Trust owned the following outstanding shares of the Fund:

Name of Beneficial Owner	Title of Class*	Amount and nature of beneficial ownership	Percent of Class*
Sara G. Dent 30 E. 7th Street St. Paul, MN 55101	N/A	27,260.991 (sole voting and investment control) 234,876.199 (as beneficiary of trust(s))	1.16%
James E. Johnson 30 E. 7th Street St. Paul, MN 55101	N/A	13,891.885 (sole voting and investment control)	**
Charles W. Rasmussen 30 E. 7th Street St. Paul, MN 55101	N/A	38,485.123 (sole voting and investment control) 65,933.471 (as beneficiary of trust(s))	**
Laura E. Rasmussen 30 E. 7th Street St. Paul, MN 55101	N/A	23,530.799 (sole voting and investment control)	**
E. Rodman Titcomb, Jr. 30 E. 7th Street St. Paul, MN 55101	N/A	20,115.112 (sole voting and investment control) 38,263.346 (as beneficiary of trust(s))	**
Lindsay R. Schack 30 E. 7th Street St. Paul, MN 55101	N/A	1,873.753 (sole voting and investment control)	**
David M. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	N/A	27,453.437 (sole voting and investment control) 40,460.427 (as beneficiary of trust(s))	**
Justin H. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	N/A	17,734.795 (sole voting and investment control) 84,391.378 (as beneficiary of trust(s))	**
All executive officers and Trustees as a group	N/A	634,270.716	2.82%

*The Fund does not offer separate classes of shares. The percentage provided represents the percentage of ownership of the total outstanding shares of the Fund.

 **The beneficial owner owned less than 1% of the total outstanding shares of the Fund.

HOUSEHOLDING

Only one copy of this Information Statement may be sent to households, even if more than one person in a household is a Fund shareholder of record, unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would prefer to receive just one copy for the household, contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Trust’s most recent annual report dated December 31, 2019, and may be obtained by contacting the Trust toll-free at (855) 684-9144 or writing the Trust at P.O. Box 4766, Chicago, IL 60680-4766.